UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/26/2005

First Data Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-11073

Delaware	47-0731996
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6200 South Quebec Street
Greenwood Village, Colorado 80111
(Address of principal executive offices, including zip code)

(303) 967-8000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

In connection with the retirement of Charles T. Fote, the Chief Executive Officer, President and Chairman of the Board of Directors of First Data Corporation (the "Company"), in order to provide the Company access to his continued services for a period of transition and thereafter as a consultant, the Company entered into a Retirement and Consulting Agreement with Mr. Fote (the "Agreement") dated November 26, 2005. Pursuant to the Agreement Mr. Fote resigned as Chief Executive Officer on November 26, 2005, but agreed to remain as Chairman of the Board of Directors and an employee of the Company through December 31, 2005, and as a member of the Board through the Company's Annual Meeting of Stockholders on May 10, 2006. Mr. Fote will provide services as a consultant to the Company as requested by the Board or the Chief Executive Officer of the Company from January 1, 2006 through June 30, 2007.

The Agreement confirms that, as a retiree under the applicable Long-Term Incentive Plans, Mr. Fote will be permitted to exercise his outstanding options for 3 years, in the case of options granted under the 1992 Long-Term Incentive Plan, and for 4 years, in the case of options granted under the 2002 Long-Term Incentive Plan (the "2002 LTIP"). It also recognizes that, pursuant to the terms of the 2002 LTIP, any options granted thereunder that are not exercisable at his retirement will become exercisable in accordance with their terms. Pursuant to and as the principal inducement to have Mr. Fote enter into the Agreement, the 175,000 shares of restricted stock currently held by Mr. Fote will vest at his retirement as an employee on December 31, 2005, to the extent not previously vested in accordance with their terms.

Under the Agreement, Mr. Fote will be paid for his services as a consultant at an annual rate of $1.1 million, which is equal to his current annual base salary. Additionally, the Company will provide Mr. Fote with continuing medical benefits coverage, an office and the assistance of a dedicated administrative assistant during his services as a consultant. Pursuant to the Agreement, Mr. Fote has also agreed not to provide services to a broad list of competitors of the Company during the period he is an employee or is providing consulting services, as well as not to solicit employees of or interfere with any of the Company's relationships with its customers during such period.

Pursuant to the terms of a letter agreement with the Company (the "Letter Agreement") dated as of November 26, 2005, Henry C. Duques will serve as the Company's Chief Executive Officer. Pursuant to the Letter Agreement, following Mr. Fote's resignation as Chairman of the Board, Mr. Duques will also assume that position. He will serve in these positions at the pleasure of the Board. In the event that he is replaced in such positions by the Board, the Company shall have no obligation to pay Mr. Duques any severance or other termination pay, although he will be entitled to the benefit of the stock option grant described below. If the Board replaces him in just one of these positions, Mr. Duques will have the right to terminate his employment without foregoing his right to such options.

For his services, Mr. Duques will receive an annual base salary of $250,000. Mr. Duques requested a lower base salary than had been payable to Mr. Fote in consideration of a larger grant of stock options. Mr. Duques received a grant of a stock option in respect of 850,000 shares of the Company's common stock, having a term of five years, pursuant to the 2002 LTIP. One half of this grant is immediately vested and exercisable and the other half will vest and become exercisable on November 26, 2007, unless Mr. Duques is terminated for cause (as defined in the 2002 LTIP) or quits voluntarily prior to November 26, 2007. The option may become exercisable on an accelerated basis upon the occurrence of certain events, such as a Change of Control (as defined in the 2002 LTIP) or the termination of his employment in connection with the election of a successor as described above. To the extent this option becomes exercisable, Mr. Duques will be entitled to retiree status following his termination of service, which will entitle him to exercise the options for the lesser of four years thereafter or for the remainder of the initial five-year term.

Mr. Duques also will be eligible to receive an annual bonus, starting with calendar year 2006, based on the achievement of performance objectives determined by the Board of Directors or a duly authorized committee of the Board. The target annual bonus for 2006 will be $1.4 million, with the opportunity to receive a greater or lesser amount depending on the assessed level of performance.   He will be eligible to participate in the employee benefit plans and programs generally available to the Company's employees, including coverage under the Company's medical, dental, life and disability insurance plans, retirement plans, and employee stock purchase plan.

Item 1.02.    Termination of a Material Definitive Agreement

On November 26, 2005, Charles T. Fote's employment as Chief Executive Officer terminated in connection with his leaving the Company as described in Item 1.01 above.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Pursuant to the Retirement and Consulting Agreement with Charles T. Fote described above in Item 1.01, Mr. Fote resigned as Chief Executive Officer of the Company on November 26, 2005, as Chairman of the Board of Directors effective December 31, 2005, and as a member of the Board of Directors effective May 10, 2006.

Henry C. Duques was appointed as Chief Executive Officer and a member of the Board of Directors as of November 26, 2005. He will become the Chairman of the Board of Directors on January 1, 2006. His term as a director will expire at the 2007 Annual Meeting of Stockholders as a member of the class of directors whose terms expire at that time. The terms of his employment agreement are described above in Item 1.01.

Mr. Duques is 62 years old and was Chairman of the Company's Board of Directors from April 1989 to January 2003, Chief Executive Officer of the Company from April 1989 to January 2002 and member of the Board of Directors from April 1989 to July 2004. He joined American Express in September 1987 as President and Chief Executive Officer of the Data Based Services Group of American Express Travel Related Services Company, Inc. ("TRS"), the predecessor of the Company, and served in that capacity until April 1989. Mr. Duques was Group President Financial Services and a member of the Board of Directors of Automatic Data Processing, Inc. from 1984 to 1987. He is a Director of Unisys Corporation and Northern Trust of Florida Corp. as well as a member of the Board of Trustees of The George Washington University.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Data Corporation

Date: December 01, 2005	By:	/s/ Stanley J. Andersen
Stanley J. Andersen
Assistant Secretary